Exhibit (d)(1)(C)(iii)

May 1, 2013

Mr. Todd Modic

ING Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Management Agreement (the “Agreement”), dated February 25, 2004, as amended, between ING Investors Trust and ING Investments, LLC (“Manager”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Global Perspectives Portfolio (the “Portfolio”), effective on May 1, 2013, upon all of the terms and conditions set forth in the Agreement. The remaining terms and conditions set forth in the Agreement will remain unchanged.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual investment management fee for the Portfolio, is attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the Portfolio by signing below.

Very sincerely,

By: /s/ Michael J. Roland

Michael J. Roland

Executive Vice President

ING Investors Trust

ACCEPTED AND AGREED TO:

ING Investments, LLC

By:	/s/ Todd Modic Todd Modic
Title:	Senior Vice President
7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investors Trust

AMENDED SCHEDULE A

with respect to the

MANAGEMENT AGREEMENT

between

ING INVESTORS TRUST
and
ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Clarion Global Real Estate Portfolio		0.80% on first $250 million 0.775% on next $250 million 0.70% of assets in excess of $500 million

ING Global Perspectives Portfolio	May 1, 2013	Direct Investments1 0.30% Underlying Funds2 0.10%

ING Goldman Sachs Commodity Strategy Portfolio	January 1, 2013	0.70% on the first $200 million; and 0.60% on assets over $200 million
ING Oppenheimer Active Allocation Portfolio	November 17, 2008	0.25% on all assets

[1]	“Direct Investments” shall mean assets which are not Underlying Funds.

[2]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on March 23, 2013.